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                                                                  Exhibit 99.(b)


                                                                  [KEYBANK LOGO]


                                                         KeyBank
                                                         One Canal Plaza
                           August 25, 2000               Portland, ME 04101-4035

William R. Beloff, President                             Tel: 800 452-8762
GeoEnvironmental Acquisition, Inc.
9 Bridie Lane
Norfolk, MA 02056-1739



     RE:  Funding Commitment for $19.5 Million Senior Secured Credit Facilities

Dear Mr. Beloff:

     We have approved your request and this Commitment Letter ("Commitment"), when properly accepted and countersigned, will constitute an agreement between KeyBank National Association ("Bank"), Futureco Environmental, Inc. and GeoEnvironmental Acquisition, Inc. (which will be merged into GZA GeoEnvironmental Technologies, Inc. shortly after the loan closing) (individually and collectively referred to in the third person impersonal singular as "Borrower"); expressly subject, however, to the following terms, conditions, provisions and limitations:

1.   BORROWER:

     Futureco Environmental, Inc.
     GeoEnvironmental Acquisition, Inc.

     [Note: The identity of all Borrowers will be determined at closing when the organizational structure of Borrower is finalized.]

2.   GUARANTORS:

     All existing and future wholly-owned subsidiaries of Borrower and affiliates which are majority-owned by employees of Borrower for licensing purposes (individually and collectively referred to in the third person impersonal singular as "Guarantor"). As of the date of this Commitment, the proposed Guarantors are as follows:

     GZA Drilling, Inc.
     GZA Remediation, Inc.
     GZA Securities Corporation
     GZA GeoEnvironmental of Ohio, Inc.
     Goldberg-Zoino Associates of New York, P.C.





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     [Note: The identity of all Guarantors will be determined at closing when the organizational structure of Borrower is finalized. As an accommodation to Borrower, Guarantors will not be required to countersign this Commitment.]

3.   CREDIT FACILITIES:

     A.  FACILITY A ("Revolver"):     $10,000,000 Revolving Credit Facility
                                      (with a $650,000 sub-limit for Letters of Credit)

     B.  Facility B ("Term Loan"):    $ 9,500,000 Term Loan Facility
                                      -----------------------------------
                                      $19,500,000 Total Commitment Amount

4.   PURPOSE:

     Proceeds from Facilities A and B will be used for the following purposes:

     A. to acquire the outstanding capital stock of GZA GeoEnvironmental Technologies, Inc. ("Target Corp.")
     B.  to finance future growth
     C.  to finance future acquisitions
     D.  to fund letters of credit
     E.  general corporate purposes

5.   AVAILABILITY:

     A. Provided no event of default exists, the Borrower will be able to borrow, repay and reborrow up to the total amount of Facility A, subject to the drawdown conditions outlined in the Facility A Drawdown section below.

     B.  To be drawn down in full at closing with no future availability.

6.   FACILITY A DRAWDOWN CONDITIONS:

     In the event that Facility A is used to fund acquisitions, Borrower shall obtain Bank's written consent for acquisitions with a proposed purchase price in excess of $2,500,000. Bank's approval shall be required in the event that acquisitions exceed $5,000,000 in the aggregate in any fiscal year.

     No default or event of default shall exist at the time of, or after giving effect to, the acquisition. Borrower shall demonstrate pro forma covenant compliance based upon trailing four quarter operating performance, pro forma debt and pro forma debt service at then prevailing borrowing rates.





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     Borrower shall provide notice to Bank, including an information package sufficient for Bank to evaluate the transaction and evidencing compliance with the Drawdown Conditions, at least 20 days prior to the proposed drawdown.

7.   TERM/MATURITY:

     Facility A:  Three (3) years from Closing, renewable at Bank's option thereafter
     Facility B:  Seven (7) years from Closing

8.   REPAYMENT:

     Facility A:  Interest only monthly
     Facility B:  Fixed monthly principal payments of $113,095.24, plus accrued interest

     Interest on LIBOR advances on each Facility shall be due at the end of the applicable LIBOR Interest Period but in no case more than 90 days.

9.   INTEREST RATE:

     At Borrower's option, advances under Facilities A and B shall bear interest at either (a) the London Interbank Offered Rate ("LIBOR Rate") plus the applicable LIBOR Margin, or (b) The Wall Street Journal Prime Rate ("Prime Rate") plus the applicable Prime Rate margin, determined quarterly in accordance with the following Pricing Grid:

FACILITY A: THE REVOLVER

                                                         PRIME    COMMITMENT FEE
TIER   TOTAL FUNDED DEBT/EBITDA          LIBOR +         RATE +   (ANNUAL)
----   ------------------------          -------         ------   --------------
I      > = 2.50x                          2.50%           .50%       .375%
II     > = 2.00x < 2.50x                  2.25%           .25%       .375%
III    > = 1.50x < 2.00x                  1.75%             0%       .25%
IV     < 1.50x                            1.50%             0%       .25%

FACILITY B: THE TERM LOAN

                                                         PRIME
TIER   TOTAL FUNDED DEBT/EBITDA          LIBOR +         RATE +
----   ------------------------          -------         ------
I      > = 2.50x                          2.75%           .50%
II     > = 2.00x < 2.50x                  2.50%           .25%
III    > = 1.50x < 2.00x                  2.00%             0%
IV     < 1.50x                            1.75%             0%


     Letters of Credit fee of 1.0%.



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
     Initial pricing shall be at Tier I with future pricing to be based upon trailing twelve month EBITDA to be determined quarterly upon receipt of quarterly management-prepared financial statements and fiscal year-end audited financial statements along with appropriate covenant compliance certificates. Tier I pricing will hold for the first 2 quarters of the transaction.

     For LIBOR Rate loans, interest will be calculated based on a year of 360 days and the actual number of days elapsed. LIBOR Rate loans shall be in a minimum amount of $500,000 and multiples of $100,000 and no more than five (5) LIBOR Rate loans may be outstanding at one time.

10.  LIBOR INTEREST PERIODS:

     1, 2, 3 or 6 months (subject to availability)

11.  RESERVE REQUIREMENTS/YIELD PROTECTIONS:

     Standard for transactions of this nature

12.  INTEREST RATE PROTECTION:

     The interest rate on Facility B may be fixed with an Interest Rate Swap that can be provided by Key Capital Markets at the option of Borrower.

13.  LOAN FEES:

     UNDERWRITING FEE: 62.5 basis points on the Total Commitment Amount of $19,500,000, payable at closing.

     COMMITMENT FEE: Due quarterly in arrears, calculated on the unused amount of Facility A, based upon the Borrower's Total Funded Debt / EBITDA (see Pricing Grid above).

14.  COLLATERAL:

     Perfected first priority security interest in all of Borrower's and Guarantors' assets (now existing, hereafter acquired and wherever located), both tangible and intangible. The Revolving Credit Facility and the Term Loan Facility will share equally and ratably on a pari passu basis in the collateral. Facility A and Facility B will be cross-collateralized.

15.  FINANCIAL COVENANTS:

     Financial covenants will include, but may not be limited to, those listed below. Covenant levels will be set by Bank at its sole discretion upon receipt of the Financial Projections referred to in paragraph 16 below. If Borrower does not agree with the covenant levels established by




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Bank, Borrower shall have the right to reject this Commitment, and neither Bank nor Borrower shall have any further rights or remedies against the other or hereunder except for Borrower's obligation to reimburse Bank for the cost of the field examination and for Bank's external legal fees incurred through the date of termination.

A.   FINANCIAL LEVERAGE RATIO (TOTAL FUNDED DEBT DIVIDED BY TOTAL CAPITAL)

     "Total Funded Debt" means the sum of all debt for borrowed money and similar monetary obligations evidenced by bonds, notes, debentures, all liabilities secured by any lien existing on any property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed, all capitalized lease obligations, all reimbursement obligations under outstanding letters of credit, bankers acceptances and similar instruments and all guarantees and other contingent liabilities with respect to any obligations or liabilities of the type described above.

     "Total Capital" means Total Debt plus GAAP book net work plus GAAP minority interests.

B. FIXED CHARGE COVERAGE RATIO (OPERATING CASH FLOW DIVIDED BY TOTAL FIXED CHARGES.)

     "Operating Cash Flow" means Net Income (as defined by GAAP), plus interest expense (to the extent that such items have been deducted from the net income for the period), plus income taxes (to the extent that such items have been deducted from the net income for the period), plus depreciation and amortization (to the extent that such items have been deducted from the net income for the period), minus non-recurring and non-operating income, plus operating lease expense (to the extent that such items have been deducted from the net income for the period), minus distributions (to include any and all subsidiary derivative tax liability, and any increase in loans or advances to shareholders, related parties, etc.), minus the greater of actual maintenance capital expenditures or depreciation expense for the period, minus cash paid for income taxes.

     "Total Fixed Charges" means all required principal payments of long term debt, plus interest expense, plus all capital lease payments, plus all operating lease payments.

C.   TOTAL FUNDED DEBT TO EBITDA (TOTAL FUNDED DEBT DIVIDED BY EBITDA)

     "EBITDA" means net income (as defined by GAAP), minus non-recurring or non-operating income, plus interest expense (to the extent that such items have been deducted from the net income for the period), plus income taxes (to the extent that such items have been deducted from the net income for the period), plus depreciation and amortization (to the extent that such items have been deducted from the net income for the period).

16.  FINANCIAL PROJECTIONS:




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     This Commitment is expressly subject to Bank's receipt of and complete satisfaction with financial statement projections in a fiscal quarterly format for the period commencing August 31, 2000 and ending February 28, 2003.

17.  AFFIRMATIVE COVENANTS:

     Affirmative covenants typically for this type of financing will be required including, but not limited to, the following:

     A. Maintain adequate insurance on all property including all inventory, fixed assets, real estate, and liability insurance, with all such policies to name Bank as mortgagee and/or loss payee and/or additional insured, as its interests may appear.

     B. Comply with all Federal, state, and local laws and regulations including, but not limited to, environmental, income, unemployment, social security taxes, and pension funds and retirement benefit programs as required by ERISA.

     C. Notify Bank of any suit at law or in equity involving money or property or seeking damages in excess of $200,000 except for product liability, which are fully covered by insurance.

     D. Maintain a solvent condition at all times (Solvent shall mean when used in respect to any person, firm, or corporation that at the time of determination
(i) the fair value of assets (both fair valuation and at a present fair saleable value) is in excess of the total amount of its liabilities including, without limitation, contingent liabilities; and (ii) it is able to pay its debts as they mature; and (iii) it has capital sufficient to carry on its business). All subsidiaries of Borrower shall at all times maintain a minimum net worth of $1.00.

18.  VOLUNTARY PREPAYMENTS:

     The Borrower may prepay borrowings under the term portion of Facility B, in whole or in part, upon three (3) days notice, in minimum amounts of $500,000 or integral multiples thereof, subject to usual LIBOR breakage costs.

     Prepayments of any borrowings covered by an interest rate swap agreement (if elected by Borrower) are subject to the terms and conditions of the swap agreement with respect to prepayment.

19.  FINANCIAL STATEMENTS:

     All financial statements and reporting requirements apply to all Borrowers and all Guarantors:

     A. Annual receipt, as soon as available but in any event within ninety days of the fiscal year end, of certified public accountant audited financial statements with unqualified opinion, to minimally include consolidated and consolidating balance sheets, and consolidated




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and consolidating statements of income and cash flow, with comparison to the previous fiscal year.

     B. Concurrent receipt with the year-end audit of a statement signed by the auditor with his/her opinion as to compliance with the requirements of the Loan Agreement governing the Facilities.

     C. Quarterly receipt (May, August, November, and February), as soon as available but in any event within forty-five days of the period end of management prepared consolidated and consolidating financial statements, in a format similar to the year end audits, with reasonable detail for the quarter and for the fiscal year-to-date, with comparison to the same period of the previous fiscal year, minimally to include balance sheets, and statements of income and cash flows, and signed by the principal financial officer of the Borrower and Guarantor.

     D. Concurrently with the quarterly and fiscal year-end financial statements, receipt of a covenant compliance certificate signed by the principal financial officer of the Borrower and Guarantor.

     E. In the event of any default, forthwith receipt of a certificate signed by the appropriate corporate officer detailing the nature and period of default, and the proposed remedy.

     F. Monthly receipt, as soon as available but in any event within thirty days of the period end, of contracts backlog report, and summary accounts receivable aging report.

     G. Quarterly receipt, as soon as available but in any event within forty-five days of the period end, of management prepared report of pending judgments, claims and suits against the Borrower and Guarantor with the status of each claim updated at least quarterly.

     H. Forthwith receipt of a certificate signed by the appropriate corporate officer detailing the nature and period of, and remedy for, any judgment, claim or suit at law or in equity involving money or property or seeking damages in excess of $200,000, except for product liability which is fully covered by insurance.

     I. Forthwith receipt of pending resignation or termination of any key executive, including William R. Beloff, President and CEO; William E. Hadge, Secretary and Regional Manager; Joseph P. Hehir, Treasurer and CFO; M. Joseph Celi, Construction Services Director; and Lawrence Feldman, Environmental Services Director.

     J. Such other records, reports and information that may be reasonably required by Bank from time to time.

20.  EVENTS OF DEFAULT:

     Standard for transactions of this nature. Facility A and Facility B will be cross-defaulted.



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
21.  REMEDIES:

     Standard for transactions of this nature.

22.  EXPENSES AND INDEMNIFICATION:

     All reasonable costs, expenses and charges incurred by the Bank including, but not limited to, fees and charges of external legal counsel for the Bank, are payable at closing. Bank will furnish Borrower with its actual external legal fees through the date of the Commitment, as well as an estimate of legal fees through closing. Additionally, in the event Target Corp. terminates the Definitive Agreement and, in doing so, gives rise to payment of a Termination Fee (as defined in the Definitive Agreement), upon occurrence of such termination.

     The Borrower agrees to indemnify the Bank and its directors, officers, employees and agents from, and hold each harmless against, any and all losses, liabilities, claims, damages or expenses incurred except by reason of the gross negligence or willful misconduct of Bank.

23.  BANK'S COUNSEL:

     Preti Flaherty Beliveau Pachios & Haley, LLC

24.  GOVERNING LAW:

     State of Maine

25.  COMMITMENT EXPIRATION:

     This Commitment, if not accepted by Borrower in writing, shall expire in its entirety at 5:00 p.m. Eastern Standard Time on Friday, August 30, 2000.

26.  ENVIRONMENTAL COMPLIANCE ANALYSIS:

     A. Closing of these Facilities is subject to the completion of an Environmental Issues Checklist (attached hereto as Schedule I) and such other follow-up analysis that may be determined to be necessary including, but not necessarily limited to, an environmental site assessment of any real estate pledged to secure the loan, or an environmental audit of Borrower's operations. All assessments, audits or other analyses shall be at Borrower's expense and shall be performed by a qualified environmental consulting firm. If the results of any site assessment reveal that environmental problems exist, or if the results of any environmental audit reveal compliance problems by Borrower with relevant environmental laws and regulations, Bank reserves the right to determine, in its sole judgment, whether such problems pose sufficient credit risk or risk of liability to the Bank, that Bank desires to reconsider entering into a loan relationship.




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
     If any further environmental analyses are required, Borrower authorizes Bank or its Banks to directly discuss with any consultants retained by Borrower the results of those analyses. Borrower acknowledges that Bank's inquiries and required environmental analyses are for Bank's credit risk assessment purposes only. The decision by Bank to lend after review of Borrower's environmental consultant's report should not be construed as Bank's determination or implicit representation that Borrower's real property or mode of operation is free of actual or potential environmental problems.

     B. Borrower will remove, in accordance with applicable law, or will otherwise comply with orders or directives of environmental regulatory agencies relating to use or removal of, any underground storage tank(s) and will provide evidence, through reports of qualified environmental consultants, that no unacceptable environmental problems resulted from prior use of those tanks.

     C. Borrower will provide evidence, in the form of reports from a qualified environmental consulting firm, that there are no leaks in any underground storage tanks that exist on real property Borrower is pledging to secure these Facilities.

27.  OTHER CONDITIONS:

     In addition to the foregoing conditions, Bank's final approval of and commitment to fund the Facilities are further expressly conditioned upon the following:

     A. Borrower will pay all out-of-pocket costs and expenses incurred by the Bank in connection with the proposed loan and financing arrangement. These will include, but will not be limited to, attorneys' fees, lien search fees, filing fees, environmental audit fees and appraisal costs. These fees will be paid by the Borrower whether or not the transaction contemplated herein is closed.

     B. Borrower shall execute such other and further documents to secure the loan transaction contemplated hereunder as counsel for the Bank shall determine necessary or advisable in the interest of the Bank.

     C. A default by Borrower under any agreement with Bank or under any agreement with any institution holding a lien in excess of $200,000 upon Borrower's assets will be considered as a default in all loans.

     D. Any business conducted by Borrower shall have all licenses, permits and approvals required under any federal, state, or local statute, regulation, ordinance, rule, or other legal requirement relating to the establishment, ownership or operation of such business, including appropriate environmental approvals.

     E. Borrower shall, at all times, maintain compliance with all applicable federal, state, and local environmental and land use laws and regulations including, but not limited to, those provisions relating to fuel and chemical storage tanks.



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     F.  Borrower shall promptly notify Bank of any change in environmental status from that previously supplied to Bank. Further, Borrower shall promptly notify Bank of the commencement of state, federal, or private environmental or land use investigation or enforcement proceeding or threat thereof.

     G. Borrower and Guarantor(s) agree to indemnify and hold Bank harmless from all liability or loss arising out of the application of any environmental law to Bank or to any collateral for any loan to Borrower, including, without limitation, any environmental law creating a lien upon property or imposing any liability upon Bank for any clean up costs; provided, however, that this indemnity shall not apply to liability arising out of willful violation of environmental laws by the Bank.

     H.  This Commitment is not assignable by Borrower without Bank's consent.

     I. Any additions, deletions, substitutions, or other changes in this Commitment must be documented in writing to become effective.

     J. Receipt and satisfactory review of certified list of all pending or threatened claims, actions, suits, proceedings or investigations against Borrower or Guarantor which, if determined adversely to Borrower or Guarantor, would have a material, adverse effect on the financial conditions of Borrower or Guarantor or pose an unacceptable liability risk.

     K. Borrower will not sell, transfer, or redeem (except for redemption of stock held by employees) any of its outstanding shares of corporate stock, or become a constituent entity in any merger, consolidation or corporate reorganization, without prior written permission from Bank.

     L. Except as permitted under subsection W, no other liens on, or pledge of any asset owned at loan closing or subsequently acquired, without the prior written consent of Bank, except to secure indebtedness to Bank, liens on property of subsidiaries and joint ventures to secure indebtedness to the Borrower and Guarantor, purchase money security interests in personal property acquired, provided that the lien is limited to the item acquired, and at no time shall the amount of indebtedness exceed 100% of the fair market value of the liened item, liens not incurred from borrowing money, including tax, workers' compensation, unemployment insurance, social security, mechanics or material liens, etc.

     M. Borrower agrees not to declare or pay dividends, not to pay any management fees; and not to enter into other financing arrangements (except as permitted under subsections W and L) whether secured or unsecured, including capital leases, without prior written consent of Bank, except that Borrower may incur in the normal course of business the usual trade accounts payable and accrued expenses.

     N. There shall be no material, adverse change in the balance sheet as shown on the opening adjusted column of Exhibit A attached hereto, recognizing that there are certain extraordinary and non-recurring adjustments that have not been reflected in the balance sheet as presented in Exhibit A (including, but not limited to, transaction related expenses, non-




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capitalized moving expenses, and human resource costs to execute the transaction
(i.e. severance, etc.)). Notwithstanding the foregoing, Borrower will still be required to meet the Financial Covenants outlined in paragraph 15, and all other terms and conditions of this Commitment will remain in full force and effect.

     O. (i.) The following investors in the proposed management buy-out of Target Corp. shall be prohibited from exiting Borrower or from any diminution in their initial investment for a period of three (3) years from the date the Facilities are closed without the prior written consent of Bank:

     William R. Beloff, P.E.
     Joseph P. Hehir
     M. Joseph Celi
     William E. Hadge, P.E.
     Lawrence Feldman, LSP, PH.D.

         (ii.) All of the other initial investors in the proposed management buy-out shall likewise be prohibited exiting Borrower for a period of three (3) years from the date the Facilities are closed without the prior written consent of Bank, except that all other initial investors shall be collectively entitled to sell portions of their initial investment up to an aggregate amount of $350,000 for a period of three (3) years from the date the Facilities are closed.

     P. Borrower will not spend or become obligated to spend in excess of $2.5 Million for FYE 01, and $2.0 Million annually thereafter for capital expenditures without prior written consent of Bank (net of acquisitions within the limitations described in subparagraph U, below).

     Q. Prior to closing, Bank shall conduct a field examination of the Borrower. Additional field examinations will be performed at the sole option of Bank. The costs and expenses of all field examinations shall be paid by Borrower.

     R. Borrower shall not change its fiscal year end from the last day of February in each calendar year.

     S. Borrower shall make no advances to shareholders, employees, or related parties, without the prior written consent of Bank except, so long as no covenant default exists or would result from such advance, and the total of all such advances outstanding at any one time does not exceed:

     PERIOD:                          MAXIMUM:
     -------                          --------

     Loan closing to 02/27/2001       The lesser of $1.2 Million or 29% of total
                                      shareholders equity

     02/28/2001 to 02/27/2002         20% of total shareholders equity

     02/28/2002 to 02/27/2003         15% of total shareholders equity

     02/28/2003 and thereafter        10% of total shareholders equity




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
     T. No new investments in affiliates and minority joint ventures beyond those listed in Exhibit B attached hereto without the prior written consent of Bank, except so long as any such investments do not cause a material adverse effect on the Borrower and Guarantor and at any one time they, in the aggregate, do not exceed 20% of total stockholders equity as of the most recently completed fiscal year end (Day 1 balance sheet shareholders equity will be the benchmark until March 1, 2001). Acquisitions within the limitations described in subparagraph U, below, are not included in this restriction.

     U. Acquisitions with a purchase price in excess of $2.5 Million, or acquisitions exceeding $5 Million in the aggregate in any fiscal year, require the prior written consent of Bank. No default or event of default shall exist at the time of, or after giving effect to, the acquisition. The Borrower and Guarantor shall demonstrate pro forma covenant compliance based upon trailing four quarter operating performance, pro forma debt, and pro forma debt service based on the then prevailing borrowing rates.

     V. Sale or disposition of assets greater that 10% of total assets requires prior written consent of Bank.

     W. Additional indebtedness, including capital leases, is limited to indebtedness to Bank, indebtedness to any subsidiary or joint venture of the Borrower and Guarantor, indebtedness resulting from the purchase of personal property subject to a purchase money security interest as described in subparagraph L, above, and not to exceed $500,000 in the aggregate outstanding at any one time, without prior written consent of Bank.

28.  MERGER OF PRIOR AGREEMENTS:

     This Commitment supersedes and replaces all prior negotiations, agreements and understandings between us with respect to the subject matter hereof, including, but not limited to, a certain Term Sheet dated August 1, 2000, and accepted by the Borrower on August 2, 2000 ("Term Sheet"). Moreover, in the event of any inconsistencies between the terms and conditions of the Term Sheet and this Commitment, the terms and conditions of this Commitment shall prevail and govern.

29.  COMPREHENSIVE DEPOSIT RELATIONSHIP:

     The rate and terms of this Commitment (and all existing commitments) are in express reliance on your maintenance of a comprehensive deposit relationship with us (to the extent Bank is capable of providing the required services) and on your continuing compliance with the terms and conditions of this Commitment and loan documents. If, for any reason, this relationship changes, Bank specifically reserves the right to review and modify the rate and terms.




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
30.  NO MATERIAL ADVERSE CHANGE:

     The Commitment was approved on the basis of information and financial data furnished by the Borrower and Guarantor(s) and is extended subject to and conditioned on there being no material adverse change in the financial condition of the Borrower or Guarantor(s), and no substantive change in governmental regulations or monetary policy. In the event of such material adverse change Bank reserves the right to terminate this Commitment.

31.  STATUTE OF FRAUDS:

     NOTICE: Under Maine Law, no promise, contract or agreement to lend money, extend credit, forbear from collection of a debt or make any other accommodation for the repayment of a debt for more than $250,000 may be enforced in court against the Bank unless the promise, contract or agreement is in writing and signed by the Bank. Accordingly, the Borrower cannot enforce any oral promise unless it is contained in a loan document signed by the Bank, nor can any change, forbearance, or other accommodation relating to the loan, this agreement or any other loan document be enforced, unless it is in writing signed by the Bank. Borrower also understands that all future promises, contracts or agreements of the Bank relating to any other transaction between Borrower and Bank cannot be enforced in court unless they are in writing signed by the Bank. Borrower further agrees that the requirement of a writing described in this paragraph shall apply to this Commitment, the loans or credit described herein, any extension, modification, renewal, forbearance or other accommodation relating to the transactions contemplated by this Commitment, and to any other credit relationship between Borrower and Bank, (whether existing now or created in the future) whether or not the amount involved exceeds $250,000.

     If the terms and conditions as herein stated are satisfactory to you, please sign this Commitment signifying your acceptance and return the signed and accepted copy by August 30, 2000 as your authorization for us to instruct our counsel to proceed with the preparation of the necessary loan documentation. We will anticipate a closing on or before December 29, 2000. Unless otherwise extended, this Commitment will expire at either of the above two dates, if not promptly acted upon.


                                             Sincerely,


                                             By: /s/ Eric S. Christensen
                                                -------------------------------
                                                Name:  Eric S. Christensen
                                                Title: Vice President



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
SEEN, AGREED AND ACCEPTED:

BORROWER:

FUTURECO ENVIRONMENTAL, INC.

By:                                         Date:
    --------------------------------              --------------------------
    Name:
    Title:

GEOENVIRONMENTAL ACQUISITION, INC.

By:                                         Date:
    --------------------------------              --------------------------
    Name:
    Title:








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
                                   SCHEDULE I

                         ENVIRONMENTAL ISSUES CHECKLIST

SELLER/OWNER:
BUYER/BORROWER:
PREMISES/REAL ESTATE:

DATE:

--------------------------------------------------------------------------------
This checklist is designed to alert the user to environmental issues and conditions which may adversely affect the Seller or the Buyer. Any answer to the questions below which indicates a potential environmental problem needs satisfactory explanation and documentation.

SECTION I
---------

               THIS SECTION IS TO BE COMPLETED FOR ALL COMMERCIAL
                       AND COMMERCIAL REAL ESTATE OWNERS

1.   Have there been any federal, state or local government       Yes___   No___
     environmental enforcement actions against the Owner?

2.   Is the Owner presently subject to any court orders or        Yes___   No___
     administrative orders which require continuing compliance regarding any environmental matters?

3.   Has the Owner ever entered into any consent decrees or       Yes___   No___
     administrative consent orders relating to any environmental law?

4.   Has the Owner ever had a reportable spill of petroleum       Yes___   No___
     or hazardous substances?

5.   Do the Premises of the Owner exhibit visual signs of         Yes___   No___
     contamination such as denuded or stressed vegetation, surface water contamination, surface subsidence or disruption, or evidence of excessive surface contamination in operating, parking, or storage areas?

SECTION II
----------

  THIS SECTION IS TO BE COMPLETED IF A REAL ESTATE MORTGAGE IS TO BE TAKEN TO
        SECURE A LOAN AND A PHASE I OR HIGHER ASSESSMENT IS NOT REQUIRED

6.   Does the real estate contain asbestos or PCB's               Yes___   No___

7.   Has the real estate or any adjacent property ever been       Yes___   No___
     the site of the use, manufacture, storage, transportation or disposal of any toxic or hazardous substances?

8.   Has the Buyer obtained a report showing the ownership of     Yes___   No___
     the real estate for the previous forty years?

9.   Are there underground storage tanks on the property?         Yes___   No___

10.  Have any underground storage tanks ever been removed         Yes___   No___
     from the ground?

11.  Have any hazardous substances or petroleum been released     Yes___   No___
     on property adjacent to any of the Owner's facilities?

12.  Has the Owner ever conducted an environmental audit?         Yes___   No___

           If "yes" has Buyer obtained a copy?                    Yes___   No___

13.  Does the owner have insurance coverage for environmental     Yes___   No___
     contingencies?

14.  Have any claims for environmental problems been made under   Yes___   No___
     the Owner's insurance policies?

15.  Is the owner out of compliance with any of the               Yes___   No___
     environmental permits that it holds?

                                   EXHIBIT A
-------------------------------------------------------------------------------
PRO FORMA BALANCE SHEET
(Amounts in thousands)


                                        BALANCE SHEET AS OF FEBRUARY 29, 2000
                                        -------------------------------------
                                        OPENING        PRO FORMA      OPENING
ASSETS                                  ESTIMATED      ADJUSTMENTS    ADJUSTED
------------------------------------------------------------------------------
  Cash & Equivalents                    $ 9,795        ($ 8,199)      $ 1,396
  Accounts Receivable, net               19,593               0        19,593
  other Current Assets                    1,614               0         1,614
------------------------------------------------------------------------------
Total Current Assets                    $31,002        ($ 8,399)      $22,603
------------------------------------------------------------------------------
  PP&E, Including Cap, Lease            $19,164        ($ 2,420)      $16,744
  Lease Accum. Depreciation             (13,191)          2,420       (10,771)
------------------------------------------------------------------------------
Net Property, Plant & Equipment         $ 5,973         $     0       $ 5,973
------------------------------------------------------------------------------
  Existing Goodwill                     $     0         $     0       $     0
  Transaction Goodwill                        0          (1,888)       (1,888)
  Transaction Costs                           0           4,063         4,063
  Notes Receivable from Related Party         0               0             0
  Other Non-Current Assets                1,384           1,221         2,605
------------------------------------------------------------------------------
TOTAL ASSETS                            $38,359        ($ 5,003)      $33,356
==============================================================================

LIABILITIES & SHAREHOLDERS EQUITY
---------------------------------
Accounts Payable                        $ 6,516         $     0       $ 6,516
Accrued Expenses                          4,171               0         4,171
Current Ml. Including STD                     0               0             0
Billings In Excess of Cost                1,539               0         1,539
------------------------------------------------------------------------------
Total Current Liabilities               $12,226         $     0       $12,226
------------------------------------------------------------------------------
  Bank Revolver                         $     0         $ 7,002       $ 7,002
  Term Debt One                               0           9,500         9,500
  Seller Notes                                0               0             0
  Term Debt Two                               0               0             0
  Sub. Debt                                   0               0             0
------------------------------------------------------------------------------
Total Long Term Debt                    $     0         $16,502       $16,502
------------------------------------------------------------------------------
Deferred Taxes                          $   516         $     0       $   516
Other Long Term Liabilities                   0               0             0
------------------------------------------------------------------------------
Total Liabilities                       $12,742         $16,502       $29,244
------------------------------------------------------------------------------
  Common Stock                           14,882         (10,771)        4,111
  Treasury Stock other Equity            (2,442)          2,442             0
  Retained Earnings                      13,177         (13,177)            0
------------------------------------------------------------------------------
Total Stockholders Equity                25,617         (21,506)        4,111
------------------------------------------------------------------------------
TOTAL LIABS. & EQUITY                   $38,359        ($ 5,003)      $33,356
==============================================================================

                                   EXHIBIT B
                                   ---------

      AMOUNTS INVESTED IN JOINT VENTURES/PARTNERSHIPS/"OTHER ARRANGEMENTS"
      --------------------------------------------------------------------

Somerville Avenue LLC (GZA 60% owner)                               $  500,609

GZA investment Associates Trust (GZA 67% beneficial owner)             214,000

AirLogics, LLC (GZA 50% owner)*                                        491,292

GZA-Rizzo, a Joint-Venture (GZA 50% owner)                               1,469

GZA Geoenvironmental Inc. and Jay Cashman Inc., A Joint Venture
  (GZA 55% owner)                                                            0
                                                                    ----------

Total at August 23th, 2000                                          $1,207,370
                                                                    ==========


* AirLogics: We anticipate an additional $300,000 will be invested by September 30th